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                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS



                                                                    EXHIBIT 99.1

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of
  Infonet Services Corporation
El Segundo, California

     We have audited the consolidated financial statements of Infonet Services Corporation and its subsidiaries as of March 31, 1999 and 2000, and for each of the three years in the period ended March 31, 2000, and have issued our report thereon dated June 12, 2000 (included elsewhere in this Annual Report on Form 10-K). Our audits also included the financial statement schedule listed in
Item 14. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
-------------------------
Deloitte & Touche LLP

Los Angeles, California
June 12, 2000



                                                                     SCHEDULE II

                 INFONET SERVICES CORPORATION AND SUBSIDIARIES

           VALUATION AND QUALIFYING ACCOUNTS (DOLLARS IN THOUSANDS)

                           BALANCE AT CHARGED TO CHARGED             BALANCE AT
                           BEGINNING  COSTS AND  TO OTHER              END OF
       DESCRIPTION         OF PERIOD   EXPENSES  ACCOUNTS DEDUCTIONS   PERIOD
       -----------         ---------- ---------- -------- ---------- ----------
Allowances for doubtful
  accounts and customer
  credits
  1998....................   $3,163     $1,608    $ (203)     $717      $3,851
  1999....................    3,851      1,021      (891)      105       3,876
  2000....................    3,876      1,381     3,128        21       8,364